UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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TRANSATLANTIC HOLDINGS, INC.

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This filing contains excerpts from the transcript of the earnings conference call held by Transatlantic Holdings, Inc. on October 27, 2011.
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Robert F. Orlich, Chief Executive Officer of Transatlantic Holdings, Inc.
Thanks Tom, and good morning everyone. Before we discuss our third quarter results and our outlook, I want to briefly comment on our strategic review process. On September 16, we announced that Transatlantic and Allied World mutually terminated our merger agreement. Although the Allied World merger offered strategic and financial benefits, ultimately it became clear that our stockholders would not approve this transaction. We have said that we will entertain and evaluate any serious proposal or opportunity that offers our stockholders full and fair value. We have entered into confidentiality agreements and discussions with Validus and two other parties, regarding potential alternative transactions. We appreciate the dialog we have had with our stockholders over the past few months and want to emphasize that our board is committed to delivering enhanced value, be it through a transaction or on our stand-alone plan. We continue to strongly believe in our stand-alone prospects and believe that we can deliver significant value by executing on our business plan. To that end, we announced on September 16 that our board approved a $600 million share repurchase program, which added $455 million to the company’s then existing share repurchase authorization. Our plan calls for repurchasing $300 million worth of shares through December 31, and the remaining $300 million during 2012. Through October 21 we have repurchased about $165 million of our common stock under the new authorization. We continue to be actively involved in the strategic review process, though there can be no assurance that the discussions currently underway will result in a proposal or a transaction. While we continue to be diligent and thorough in our discussions we are also fully committed to reaching a conclusion to this process expeditiously. With or without a transaction, we have a business to run, and the January 1 renewal season is the most critical business period for any reinsurance company. Our teams in New York and on the ground throughout the world are sharply focused on the job of serving our clients and partners, as always, and I want to thank everyone for their patience and professionalism during this period.